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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

CEPHALON, INC.
(Name of Subject Company (issuer))

CEPHALON, INC.
(Name of Filing Person (issuer))

2 1/2% Convertible Subordinated Notes
due December 2006
(Title of Class of Securities)

156708AD1 and 156708AE9
(CUSIP Numbers of Class of Securities)

John E. Osborn
Senior Vice President, General Counsel and Secretary
Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
(610) 344-0200
(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)

Copy to:
Pran Jha
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603

CALCULATION OF FILING FEE

Transaction Valuation(*)	Amount of Filing Fee
$508,706,250	$59,875
(*)
Calculated solely for purpose of determining the amount of the filing fee and based upon a purchase of $521,750,000 principal amount of Cephalon's 2 1/2% Convertible Subordinated Notes due December 2006 at a purchase price of $975.00 per $1,000 principal amount outstanding. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended.

☐
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

☐
Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

☐	third party tender offer subject to Rule 14d-1	☐	going-private transaction subject toRule 13e-3
☒	issuer tender offer subject to Rule 13e-4	☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

        This Tender Offer Statement on Schedule TO ("Schedule TO") relates to an offer by Cephalon, Inc., a Delaware corporation (the "Company"), to purchase for cash any and all of the Company's 2 1/2% Convertible Subordinated Notes due December 2006 upon the terms and subject to the conditions contained in the Offer to Purchase dated June 10, 2005 (as amended or supplemented from time to time, the "Offer to Purchase"), a copy of which is attached hereto as Exhibit (a)(1)(i), and the related Letter of Transmittal (as amended or supplemented from time to time, the "Letter of Transmittal"), a copy of which is attached hereto as Exhibit (a)(1)(ii) (which together with the Offer to Purchase constitutes the "Offer").

        This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended. The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibit (a)(1)(i) and (a)(1)(ii) hereto, respectively, is incorporated by reference in answer to Items 1 through 11 of this Tender Offer Statement on Schedule TO except as otherwise set forth below.

Item 3. Identity and Background of Filing Person.

        The following table lists the names of all directors and executive officers of the Company. The mailing address of each director and executive officer is: c/o Cephalon, Inc., 41 Moores Road, Frazer, PA 19355.

Name	Office
Frank Baldino, Jr. Ph.D.	Director, Chairman and Chief Executive Officer
William P. Egan	Director
Martyn D. Greenacre	Director
Vaughn M. Kailian	Director
Charles A. Sanders, M.D.	Director
Gail R. Wilensky, Ph.D.	Director
Dennis L. Winger	Director
Horst Witzel, Dr. – Ing.	Director
Paul Blake, F.R.C.P.	Executive Vice President, Worldwide Clinical Research and Regulatory Affairs
J. Kevin Buchi	Senior Vice President and Chief Financial Officer
Peter E. Grebow, Ph.D.	Executive Vice President, Worldwide Technical Operations
John E. Osborn	Senior Vice President, General Counsel and Secretary
Robert P. Roche, Jr.	Executive Vice President, Worldwide Pharmaceutical Operations
Carl A. Savini	Senior Vice President and Chief Administrative Officer
Jeffry L. Vaught, Ph.D.	Senior Vice President and President, Research and Development

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

        (e)   Agreements Involving the Subject Company's Securities.    The Company is a party to the following agreements, arrangements or understandings involve the Company's securities: (i) Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc.; (ii) First Amendment to Amended and Restated Rights Agreement, dated July 31, 2000, between the Company and StockTrans, Inc.; (iii) Second Amendment to Amended and Restated Rights Agreement, dated October 27, 2003, between the Company and StockTrans, Inc.; (iv) Indenture, dated as of December 11, 2001, between the Company and State Street Bank and Trust Company relating to the Company's 2 1/2% Convertible Subordinated Notes due December 15, 2006; (v) Indenture, dated as of June 11, 2003, between the Company and U.S. Bank National Association relating to the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2008, and the Company's Zero Coupon Convertible Subordinated Notes due June 15,

2033, first putable June 15, 2010; (vi) Registration Rights Agreement, dated as of June 11, 2003, between the Company and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc. relating to the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2008, and the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2010; (vii) Indenture, dated as of December 20, 2004, between the Company and U.S. Bank National Association relating to the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2008, and the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2010; (viii) Registration Rights Agreement, dated as of December 20, 2004, between the Company and U.S Bank National Association relating to the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2008, and the Company's Zero Coupon Convertible Subordinated Notes due June 15, 2033, first putable June 15, 2010; (ix) Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association relating to the Company's 2.00% Convertible Senior Subordinated Notes due 2015; (x) Five Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International; (xi) Seven Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International; (xii) Five Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International; (xiii) Seven Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International; (xiv) Five Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International; (xv) Seven Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International; (xvi) Convertible Note Hedge Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG; and (xvii) Warrant Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG.

        The foregoing agreements, arrangements and understandings are attached hereto as Exhibits (d)(1)—(d)(17) and incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

        None.

Item 11. Additional Information.

        None.

Item 12. Exhibits.

Exhibit No.	Description
(a)(1)(i)	Offer to Purchase, dated June 10, 2005.
(a)(1)(ii)	Form of Letter of Transmittal.
(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
(a)(1)(iv)	Form of Letter to Clients.
(a)(1)(v)	Form of Notice of Guaranteed Delivery.
(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(2)	None.
(a)(3)	None.
(a)(4)	None.
(a)(5)	Press Release, dated June 10, 2005.
(b)	None.

(d)(1)	Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/A (12G) filed January 20, 1999, is hereby incorporated by reference.
(d)(2)	First Amendment to Amended and Restated Rights Agreement, dated July 31, 2000, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on August 2, 2000, is hereby incorporated by reference.
(d)(3)	Second Amendment to Amended and Restated Rights Agreement, dated October 27, 2003, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G on October 27, 2003, is hereby incorporated by reference.
(d)(4)	Indenture, dated as of December 11, 2001, between the Company and State Street Bank and Trust Company, included as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-82788) filed on February 14, 2002, is hereby incorporated by reference.
(d)(5)	Indenture, dated as of June 11, 2003, between the the Company and U.S. Bank National Association, included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(6)	Registration Rights Agreement, dated as of June 11, 2003, between the Company and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc., included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(7)	Indenture, dated as of December 20, 2004, between the Company and U.S. Bank National Association, included as Exhibit 4.l to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(8)	Registration Rights Agreement, dated as of December 20, 2004, between the Company and U.S Bank National Association, included as Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(9)	Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, included as Exhibit 4.1 to the Company's Current Report on Form 8-K dated June 8, 2005, is hereby incorporated by reference.
(d)(10)	Five Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(1) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(11)	Seven Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(2) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(12)	Five Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(3) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(13)	Seven Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(4) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(14)	Five Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.

(d)(15)	Seven Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(16)	Convertible Note Hedge Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG, included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(d)(17)	Warrant Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG, included as Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(g)	None.
(h)	None.

Item 13. Information required by Schedule 13E-3.

        Not applicable.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Cephalon, Inc.
By:	/s/ J. KEVIN BUCHI
	Name:	J. Kevin Buchi
	Title:	Senior Vice President and Chief Financial Officer

Dated: June 10, 2005

Exhibit Index

Exhibit No.	Description
(a)(1)(i)	Offer to Purchase, dated June 10, 2005.
(a)(1)(ii)	Form of Letter of Transmittal.
(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
(a)(1)(iv)	Form of Letter to Clients.
(a)(1)(v)	Form of Notice of Guaranteed Delivery.
(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(2)	None.
(a)(3)	None.
(a)(4)	None.
(a)(5)	Press Release, dated June 10, 2005.
(b)	None.
(d)(1)	Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/A (12G) filed January 20, 1999, is hereby incorporated by reference.
(d)(2)	First Amendment to Amended and Restated Rights Agreement, dated July 31, 2000, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on August 2, 2000, is hereby incorporated by reference.
(d)(3)	Second Amendment to Amended and Restated Rights Agreement, dated October 27, 2003, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G on October 27, 2003, is hereby incorporated by reference.
(d)(4)	Indenture, dated as of December 11, 2001, between the Company and State Street Bank and Trust Company, included as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-82788) filed on February 14, 2002, is hereby incorporated by reference.
(d)(5)	Indenture, dated as of June 11, 2003, between the the Company and U.S. Bank National Association, included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(6)	Registration Rights Agreement, dated as of June 11, 2003, between the Company and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc., included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(7)	Indenture, dated as of December 20, 2004, between the Company and U.S. Bank National Association, included as Exhibit 4.l to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(8)	Registration Rights Agreement, dated as of December 20, 2004, between the Company and U.S Bank National Association, included as Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(9)	Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, included as Exhibit 4.1 to the Company's Current Report on Form 8-K dated June 8, 2005, is hereby incorporated by reference.
(d)(10)	Five Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(1) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(11)	Seven Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(2) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.

(d)(12)	Five Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(3) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(13)	Seven Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(4) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(14)	Five Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(15)	Seven Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(16)	Convertible Note Hedge Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG, included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(d)(17)	Warrant Confirmation, dated as of June 2, 2005, between the Company and Deutsche Bank AG, included as Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(g)	None.
(h)	None.

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  Item 3. Identity and Background of Filing Person.
  Item 5. Past Contacts, Transactions, Negotiations and Agreements.
  Item 8. Interest in Securities of the Subject Company.
  Item 11. Additional Information.
  Item 12. Exhibits.
  Item 13. Information required by Schedule 13E-3.
SIGNATURE
Exhibit Index